SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS

DATED AUGUST 1, 2013 BETWEEN

VICTORY PORTFOLIOS

AND

VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF OCTOBER 22, 2024

	Maximum	Date of	Effective Date
Fund/Class	Operating
	Expense	Termination	of Waiver

	Limit*
Victory Strategic Allocation Fund – Class A	0.40%	October 31, 2025	November 1,
			2024
Victory Strategic Allocation Fund - Class C	1.15%	October 31, 2025	November 1,
			2024
Victory Strategic Allocation Fund – Class I	0.15%	October 31, 2025	November 1,
			2024

(Maximum Operating Expense Limit excluding acquired fund fees and expenses and certain other items, such as interest, taxes and brokerage commissions)